[Letterhead for Harney, Westwood & Riegels]


25th September, 1997


Asia Electronics Holding Co. Inc.
c/o Harney, Westwood & Riegels
Craigmuir Chambers
P. O. Box 71
Road Town, Tortola
British Virgin Islands

Ladies and Gentlemen:


You have requested our opinion in connection with the filing by Asia Electronics Holding Co. Inc., a British Virgin Islands company (the "Company"), of a Registration Statement on Form F-1, as amended (the "Registration Statement") with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act") with respect to an additional 750,000 shares, per value $.01 per share, of the Company (the "Shares"). The Registration Statement relates to the same offering as described in Registration Statement No. 333-30743.


We are barristers and solicitors licenced to practise in the British Virgin Islands and in such capacity render the forthcoming opinion. We express no opinion as to the laws of any jurisdiction other than the laws of the British Virgin Islands.

We have examined such records, documents and other instruments as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth including:

(a) the Memorandum and Articles of Association and Certificate of Incorporation of the Company;

(b) a copy of the Register of Directors of the Company filed at the Companies Registry on 19th February, 1997;

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Asia Electronics Holding Co. Inc.
Page 2
25th September, 1997

(c) a facsimile copy of the resolutions of the directors of the Company authorising, inter alia, the filing of a Registration Statement and the offering of the Shares; and

(d) a certified, true copy of the Share Register of the Company as at 16th September, 1997.

We have also assumed without investigation the authenticity of any document submitted to us as an original, the conformity to originals of any document submitted to us as a copy, the authenticity of the originals of such latter documents, the genuineness of all signatures and the legal capacity of natural persons signing such documents.

Based on the foregoing, and in reliance thereon, we are of the opinion that the Shares (to the extent issued and sold by the Company) have been duly authorized and, when issued and delivered in accordance with the underwriting agreement as described in the Registration Statement, will be legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions "Enforceability of Civil Liabilities and Certain Foreign Issuer Considerations", "Capital Stock", "British Virgin Islands Taxation" and "Legal Matters" in the Prospectus contained in the Registration Statement. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours faithfully,
HARNEY, WESTWOOD & RIEGELS

/s/ Hazel-Dawn Hewlett